Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     LaRoche Petroleum Consultants, Ltd. consents to the references to our firm in the form and context in which they appear in this Amendment No. 3 to the Form 10-K (“Amendment No. 3”) of Quicksilver Resources Inc. (the “Company”) . We further consent to the use of information contained in our reports, as of December 31, 2008, 2007 and 2006, setting forth the estimates of revenues from the Company’s oil and gas reserves in such Amendment No. 3 and the incorporation by reference of this information into Registration Statement No. 333-152898 on Form S-3 and Registration Statement Nos. 333-91526, 333-94387, 333-113617, 333-116180 and 333-134430 on Form S-8 of the Company.

LAROCHE PETROLEUM CONSULTANTS, LTD.
By:	/s/ Joe A. Young
Joe A. Young
Senior Partner

Dallas, Texas
June 12, 2009